UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Marani Brands, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	20-2008579 (I.R.S. Employer Identification No.)

13152 Raymer Street. Suite 1A
North Hollywood, CA 91625
(Address of Principal Executive Offices) (Zip Code)

Margrit Eyraud – Exchange Agreement
(Full title of the plan)

Ara Zartarian
Chief Executive Officer
13152 Raymer Street. Suite 1A
North Hollywood, CA 91625
(Name and address of agent for service)

(818) 503-5200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock $0.001 par value	6,295,000	$0.20	$1,259,000	$70.26

(1)	No plan interests are being registered.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee pursuant to paragraph (h)(1) of Rule 457 promulgated under the Securities Act, based upon the terms and conditions of the attached Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to a former employee and consultants, the participants in the Plan annexed to this registration statement as Exhibits 10.1 through 10.5, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8 such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Marani Brands, Inc. (the “Company”) hereby incorporates herein by reference the following documents previously filed with the Commission:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2008, filed with the Commission on November 14, 2008;

(b)
All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above, including: Form 8-K filed with the Commission on October 7, with respect to Items 1.01 and 5.02; Form 10-Q filed with the Commission on November 14, 2008; Form 8-K filed with the Commission on November 24, 2008, with regard to Item 5.02; Form 10-Q filed with the Commission on February 17, 2009; and Form 10-Q filed with the Commission on May 15, 2009; and

(c)
Description of the Common Stock contained in a registration statement filed by the Company with the Commission: Not applicable, but see the Company’s “Form 10 Information” contained in its current report on Form 8-K, filed with the Commission on April 14, 2008.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable

Item 5.  Interests of Named Experts and Counsel.

Not applicable

Item 6. Indemnification of Directors and Officers.

Article 18 of our Articles of Incorporation, as amended, provides that no director shall have personal liability to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. The provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

Indemnification provisions exist in our employment contacts with executive officers, in which the Company agrees to indemnify the executive officer and hold such officer harmless to the fullest extent 'permitted by applicable law, from and against any liabilities, damages, costs, losses or expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with any claim, investigation, action, suit or other proceeding with respect to or arising out of the executive serving as an officer or director of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration

All securities covered by this registration statement were issued in private transactions to natural persons having access, upon request, to information necessary and appropriate for each to make an informed decision concerning the risks involved in accepting common stock of the Company as compensation for consulting services actually rendered or in exchange for a debt owed by the Company to such natural person, pursuant to the exemption to registration provided in Section 4(2) of the Securities Act of 1933.

Item 8.  Exhibits.

Exhibit No.	Description
4.1 (1)	Articles of Incorporation of Elli Tsab, Inc.
4.2 (1)	Bylaws of Fit for Business International, Inc.
4.3 (2)	Certificate of Amendment of Articles of Incorporation filed March 10, 2008, changing name to Marani Brands, Inc. and effectuating reverse stock split
4.4 (3)	Agreement and Plan of Merger
4.5 (4)	Form 10 Disclosure
5.1	Legal Opinion of Roy D. Toulan, Jr., Esq.
10.1	Margrit Eyraud – Debt Exchange Agreement, dated June 26, 2008
10.2	Consultant Agreement Thomas Collins
10.3	Consultant Agreement Vahe Shahinian
10.4	Consultant Agreement Varujan Manuelian
10.5	Consultant Agreement Anahit Mkrtchyan
23.1	Consent of counsel (included in Exhibit 5.1)
23.2	Consent of Gruber & Company, LLC

(1)	Filed with our Registration Statement on Form SB-2 filed with the Commission on March 7, 2005, as to Articles and Bylaws only.
(2)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on April 3, 2008
(3)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on April 10, 2008.
(4)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on April 14, 2008.

Item 9. Undertakings.

a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b)
 The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)
 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Hollywood, State of California, on July 6, 2009.

Marani Brands, Inc. (Registrant)

By:	s/s Ara Zartarian
Ara Zartarian
Chief Executive Officer
Director

By:	s/s Ani Kevorkian
Ani Kevorkian
Chief Financial Officer
Director

Exhibit Index	Description
4.1 (1)	Articles of Incorporation of Elli Tsab, Inc.
4.2 (1)	Bylaws of Fit for Business International, Inc.
4.3 (2)	Certificate of Amendment of Articles of Incorporation filed March 10, 2008, changing name to Marani Brands, Inc. and effectuating reverse stock split
4.4 (3)	Agreement and Plan of Merger
4.5 (4)	Form 10 Disclosure
5.1	Legal Opinion of Roy D. Toulan, Jr., Esq.
10.1	Margrit Eyraud – Debt Exchange Agreement, dated June 26, 2008
10.2	Consultant Agreement Thomas Collins
10.3	Consultant Agreement Vahe Shahinian
10.4	Consultant Agreement Varujan Manuelian
10.5	Consultant Agreement Anahit Mkrtchyan
23.1	Consent of counsel (included in Exhibit 5.1)
23.2	Consent of Gruber & Company, LLC

(1)	Filed with our Registration Statement on Form SB-2 filed with the Commission on March 7, 2005, as to Articles and Bylaws only.
(2)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on April 3, 2008
(3)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on April 10, 2008.
(4)	Incorporated by reference from our Current Report on Form 8-K filed with the Commission on April 14, 2008.